Exhibit 99.1

FINAL TRANSCRIPT

AA - Q1 2009 ALCOA Inc Earnings Conference Call

Event Date/Time: Apr. 07. 2009 / 5:00PM ET

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FINAL TRANSCRIPT

Apr. 07. 2009 / 5:00PM, AA - Q1 2009 ALCOA Inc Earnings Conference Call

CORPORATE PARTICIPANTS

Elizabeth Besen

ALCOA Inc - Director IR

Chuck McLane

ALCOA Inc - EVP and CFO

Klaus Kleinfeld

ALCOA Inc - President and CEO

CONFERENCE CALL PARTICIPANTS

Kuni Chen

BAS-ML - Analyst

Mark Liinamaa

Morgan Stanley - Analyst

Charles Bradford

Bradford Research - Analyst

Brian MacArthur

UBS - Analyst

John Redstone

Desjardins Securities - Analyst

John Tumazos

Very Independent Research, LLC - Analyst

Tony Rizzuto

Dahlman Rose - Analyst

PRESENTATION

Operator

Operator: Good day, ladies and gentlemen. Welcome to the first quarter 2009 Alcoa Inc. earnings conference call. My name is Ematee and I’ll be your coordinator for today. (Operator Instructions) We’ll facilitate a question and answer session towards the end of this conference. I would now like to turn the presentation over to your host for today’s call, Ms. Elizabeth Besen, Director of Investor Relations. Please proceed ma’am.

Elizabeth Besen - ALCOA Inc - Director IR

Thanks, Ematee. Good afternoon everyone. Thank you for attending Alcoa’s 2009 first quarter analysts conference. On today’s conference, are Chuck McLane, Executive Vice President and Chief Financial Officer, who will review the first quarter financial results; Klaus Kleinfeld, President and Chief Executive Officer, who will review current market conditions and discuss the Company’s recent initiatives.

Before I turn it over to Chuck, I’d like to remind you that in discussing the Company’s performance today, we have included some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to future events and expectations and involve known and unknown risks and uncertainties. Alcoa’s actual results or actions may differ materially from those projected in the forward-looking statements. For some of the specific risk factors that could cause results to differ materially from those expressed in the forward-looking statements, please refer to Alcoa’s Form 10-K for the year-ended December 31, 2008 and other reports filed with the Securities and Exchange Commission.

In our discussion today, we have also included some non-GAAP financial measures. You can find our presentation of the most directly comparable GAAP financial measures, calculated in accordance with generally accepted accounting principles and our related reconciliation, on our Website at www.alcoa.com under the “Invest” section. At this point, let me turn it over to Chuck.

Chuck McLane - ALCOA Inc - EVP and CFO

Okay, thanks Elizabeth. Hello, everyone, thanks for joining us today. Let me start off, in our financial review today we’re going to try and accomplish several objectives. First, we will provide insight around first quarter results. We will also describe the Company’s liquidity position, including the recent public offerings. And we will provide a second quarter outlook for each of our segments. With that as an outline, let’s begin.

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Apr. 07. 2009 / 5:00PM, AA - Q1 2009 ALCOA Inc Earnings Conference Call

For the quarter, our loss from continuing operations was $480 million or $0.59 per share. The fourth quarter weakness was followed by an even softer first quarter in almost every end market as the economic recession continued in its hunt to find a bottom. Prices declined and inventories on the exchange continued to climb. Our results for the quarter were adversely affected by both prices and volumes, as revenues were down 27% sequentially and 41% on a year-over-year basis. The collapse in demand was due not only to weaker end markets but also, to the significant destocking occurring throughout the supply chain.

To effectively manage in the midst of this environment, we undertook a holistic set of actions to improve performance, lower costs and strengthen our liquidity. Klaus will cover in more detail but we have taken both operational and financial actions to reposition the Company and to emerge even stronger once conditions improve. As a result of these actions, cash on hand was $1.1 billion at quarter end. And debt-to-cap decreased from 42.5% to 40.6%. In addition, in January, we provided a forecast for the cash cost of production for both alumina and primary aluminum. These estimates were exceeded, as alumina and aluminum cash costs were down 33% and 30% respectively from the third quarter of ’08.

Let’s now review the income statement. The restructuring and other special charges make it difficult to see the underlying operational impacts on the income statement. Over the next few slides, we will break down and isolate those charges, as well as provide insight around the operational items, particularly the cost components. Let me highlight a few of the line items on the income statement before isolating the discrete items in the quarter.

First, SG&A. SG&A declined 11% sequentially. On a year-over-year basis, after excluding $34 million of expense in the 2008 first quarter related to the divested Apache and consumer businesses, SG&A declined 15%. We expect the lower cost level to continue as actions are being taken to further the reductions. Interest expense of $114 million declined by 9% due to the reduced costs on short-term borrowings. Lastly, the loss from discontinued operations is comprised of AEES, our wire harness business, which is one of the businesses targeted for divestiture.

Let’s now move to a summary of the restructuring and other discrete items in the quarter. This chart is provided to assist in understanding the components of the restructuring and special charges by listing the after-tax and EPS impact for each category of charges. We have also described whether the charge impacted the segment results and identified the geography of each on the income statement.

The Company continued to focus on streamlining its operations and reducing costs during the first quarter. Restructuring charges in the quarter were $69 million before tax, the majority of which related to an additional 2,500 headcount reductions. We recorded a non-cash gain on the completion of the Elkem/SAPA swap of $133 million. We incurred a loss on the redemption of our interest in Shining Prospect of $118 million. Lastly, there was a discrete tax benefit of $28 million, which resulted from a tax law change. The net of these items reduced results by $3 million but were detailed here to assist you in your analysis. The income statement tax rate of 39.5% includes the impact of the items on this chart. Once excluded, the operational rate would go down to 32.5% and we would anticipate the rate to remain in that range as the year progresses.

Let’s now move to the bridges, which will quantify the operational impact sequentially and then year-over-year. This slide bridges the loss from continuing operations, excluding restructuring and other special items on a sequential quarter basis. The main driver of the sequential decline was a

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Apr. 07. 2009 / 5:00PM, AA - Q1 2009 ALCOA Inc Earnings Conference Call

significant drop in metal price and the continued reduction in volumes. Third party realized price was down 26%. Favorable productivity of $103 million, lower SG&A and R&D costs of $34 million and $20 million in currency gains; partially offset the decline in price and volume. As Klaus will review later, we have specific goals for lower procurement and overhead costs, decreased working capital and lower capital project spending. Each of these categories has demonstrated improved first quarter performance.

Now, switching to the year-over-year bridge. Realized pricing was $1,234 per ton or 44% lower than last year. And LME cash prices were $1,383 per ton lower for the same periods. In addition, lower volumes were experienced across every segment. These significant negative impacts were partially reduced by improved productivity of $115 million, lower overhead costs of $45 million, and $198 million of favorable currency.

For a more detailed understanding of these impacts, let’s move to the individual segment data. Let’s start with Alumina. Alumina production declined 9% or 331,000 tons on a sequential basis. Total curtailments have now been brought to an annual run rate of approximately 2 million tons by March 31. ATOI in the segment declined 78% or $127 million. Realized pricing declined 34%, which matched the LME two month lag, as well as matched the percentage we forecast and the updated outlook of our public offerings.

The lower pricing and production declines were partially offset by lower energy costs, productivity and a favorable currency impact. We had forecast a cash cap decline of 25% from third quarter ’08 levels and actual declines were at 33%. As we move to the second quarter, we expect prices to follow a two month lag and energy and productivity measures will continue to provide support. The Brazil projects will enter a start-up phase and are expected to cost $13 million in the quarter.

Let’s move to the primary segment. Production declined 9% or 91,000 metric tons sequentially. The decrease in production is attributable to the completion of our announced 750,000 metric ton curtailment. Realized pricing was down $558 a ton. And the LME cash price, with a 15 day lag, was down $621 a ton. Once again, this 26% decline is consistent with the decline that was forecast in the updated outlook of our public offerings. We completed the Elkem exchange in the quarter and as a result, recorded a gain of $112 million in this segment.

In addition to this gain, productivity gains and lower costs for raw material and supplies, partially offset the impact of lower prices and lower production. Here again, we had forecast a cash cap decline of 25% from third quarter ’08 levels. Actual declines were 30%. In the second quarter, we anticipate lower production as the full impact of curtailments is realized. Pricing will continue to lag the LME on a near term basis and we will continue to benefit from our procurement actions and productivity improvements. The annual maintenance at our Anglesea power station will reduce results by approximately $10 million in the quarter.

Moving to the flat-rolled products segment. In the flat-rolled products segment, shipments declined 12% sequentially and 25% on a year-over-year basis. Every end market in this segment experienced a double digit decline sequentially. Inventory destocking is continuing to impact demand for common alloy sheet and plate. However, this significant volume impact was offset by strong performance in our rigid packaging business, the closure of the Bohai foil plant in China, productivity measures and a favorable currency impact. Next quarter, we anticipate markets to remain weak, yet we expect gains from productivity and procurement actions to continue.

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Moving next, to the engineered products and solutions segment. Despite the adverse impact of market headwinds, after-tax operating income for the quarter, at $96 million, was 48% above the sequential quarter. Contributing to this solid performance was a combination of cost control measures, strong manufacturing performance and lower overhead, which together delivered a benefit of $41 million. These factors more than offset the impact of an 8% decline in revenues. Our outlook for the second quarter is to sustain and continue the productivity gains, as markets are expected to remain weak.

Let’s now move to the cash flow statement. For the quarter, cash from operations resulted in a use of cash of $271 million, as working capital generated $291 million, yet the effects of the accrued tax benefit added to the cash loss. As curtailments have been implemented, the inventory pipeline has not been reduced in all cases. As a result, we are planning further inventory reductions as we progress through the year. The equity and convertible debt offerings generated cash of $1.4 billion, which will be detailed on the next slide.

Capital expenditures for the quarter was $471 million. We still anticipate $1.8 billion for the year, as spend reductions of $100 million have been offset by the strengthening of the real against the US dollar. The sale of investments includes the first and second payments related to the Shining Prospect investment and the proceeds from the sale of assets includes the collection of a note related to the 2007 sale of the Three Oaks Mine. Lastly, debt-to-cap stood at 40.6% and we ended the quarter with $1.1 billion of cash on hand.

In conjunction with a series of operational initiatives that we announced and that Klaus will discuss, we also implemented a series of financial actions. As you are aware, we recently issued approximately $900 million of common equity and $575 million of convertible bonds. These offerings were well received by the market and the order books were oversubscribed. At the same time, we announced that we would reduce the quarterly dividend to $0.03 a share, from $0.17, which will save the Company $430 million of cash on an annual basis. And lastly, we exited the Shining Prospect structure, which will generate $1 billion in cash proceeds this year, of which $500 million has already been received. These financial actions significantly strengthen our balance sheet and enhance our flexibility.

Let’s move to the last slide and recap our liquidity. All of our recent financial actions have strengthened our balance sheet and improved our liquidity position. Debt-to-capital improved 190 basis points versus the prior quarter. We have no drawn balances on either of our credit revolvers. We have continued to be successful in placing commercial paper. In fact, since our offerings, we’ve been able to extend the maturity of commercial paper and the cost of issuance has declined. As you can see, the percentage of CP issuance with a maturity of one week or more was 57% in the two week period following the offerings, compared to 26% prior to the offering. As a result of the offerings, we’ve also been able to reduce our short-term funding needs.

Let me mention a theme that you will often hear repeated. We believe our combined holistic, operational and financial actions will place us in a position to weather the storm. Based on forward metal pricing, we anticipate being free cash flow neutral by the end of the year and free cash flow positive in 2010. We have been and will continue to execute on every action necessary to compete in this environment. Now, I’d like to turn the presentation over to Klaus.

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Apr. 07. 2009 / 5:00PM, AA - Q1 2009 ALCOA Inc Earnings Conference Call

Klaus Kleinfeld - ALCOA Inc - President and CEO

Well, thank you very much, Chuck and thank you all for joining us. As you can tell from Chuck’s remarks, this has been a very busy quarter and we’ve accomplished a lot to strengthen Alcoa’s ability to sustain through prolonged economic crisis. We’ve made structural and systemic changes that improve our core fundamentals and financial posture for the future. I’ll begin with an overview of the current industry conditions and then, I will discuss the steps we’ve taken to turn the current crisis into a long term opportunity.

Let’s start with our end markets. The automotive industry is down 18% globally. The situation is much worse in the US. The automotive build rate is projected to drop almost 40% from the 60 million plus vehicles that the industry has typically delivered in the past. However, in the US, we are seeing first signs of the market stabilizing at a low level. The trucking market is down 50% from last year but freight ton miles seem to be stabilizing, as do order rates.

The economy has been battered by the decline in residential construction. The serious impact on commercial construction is only now beginning to be felt but the US residential market might see some signs of bottoming out. Air travel is down 6%, driving lower aerospace replacement of spares. And as we move into 2010, this might also impact build rates. The beverage industry packaging, which is resilient to economic swings, is expected to decline just slightly. The decline in the end markets and the current high inventory level will lead to a 7% decline in 2009’s aluminum global consumption, which equals 34.5 million metric tons. That’s following a 3% decline in 2008.

Looking at the regions, only China won’t have losses but Europe and North America will decline 15%. Given those substantial demand declines in the end market, it’s not surprising that the price of aluminum has dropped. What is unusual is how fast it declined. The metal price is down 57% since July. Inventories are nearly 3.5 million metric tons, leaving 57 days of implied consumption. Given the speed of the LME price drop, we’ve been moving quickly to cut costs. Based on forward metal pricing, the actions of the past quarter have now put us in a position where we anticipate being free cash flow neutral by the end of this year and free cash flow positive in 2010.

Let’s move to the supply side. To date, the industry has announced about 6.4 million metric tons of production curtailments. This is about 16% of the total production. About 73% of those announced curtailments have actually been curtailed, about 4.7 million metric tons. You can notice that Russia hasn’t curtailed any production yet, despite a major drop in domestic demand. On the other hand, China has been extremely disciplined, cutting 22% of production or 3.1 million metric tons. The break down by producers also reflects this.

Alcoa was the first major Western producer to respond to the slowing demand with curtailments at our Rockdale smelter already in late September 2008. In early January, we announced that we were curtailing 18% of production. We met our goal, fully executing 750,000 metric tons by the end of the first quarter. Last week, we announced additional curtailments at our Massena East plant, that will bring total curtailed production to 850,000 metric tons, which is about 20% of our total production.

Now, as we match supply and demand, we think you need to look at China separately from the rest of the world on the aluminum side. China is in a deficit position already now but in our view, it will maintain a self-sufficient aluminum industry at least on the short to midterm basis and will likely adjust production accordingly to restore the balance. The rest of the world continues

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Apr. 07. 2009 / 5:00PM, AA - Q1 2009 ALCOA Inc Earnings Conference Call

to show a surplus situation of around 1.4 million metric tons. As a result, we expect more production to come off line in the coming months. The situation with respect to alumina is different. There is a global balance in supply and demand as we speak. Since China is not self-sufficient, it will need to continue importing to meet their demands. This situation supports Alcoa’s long alumina position.

Let’s now focus on the actions Alcoa has been taking. Just two weeks ago, when we raised $1.4 billion, we introduced our holistic approach at that time. It consists of what we call two powerful engines, massive operational improvements and strong actions to improve our balance sheet. Let’s first cover our balance sheet related actions. Our equity offering demonstrated how fast we have been moving in the first quarter and in just two days, we met with over 300 investors. We had targeted $1 billion and raised $1.4 billion.

Our convertible offering was oversubscribed by a factor of 7. That success was a strong validation of the program we are discussing with you today. As far as the dividend reduction, we added $430 million in cash annually, while resetting our dividend more in line with the market. In case of divestitures, we’ve made a great start. Due to our solid relationships in China, we were able to sell our Rio Tinto shares for a premium. We have already received $500 million from Chinalco towards the total $1 billion by the end of July.

Lets now move on to the operational improvements. Procurement savings will be around $2 billion by the end of 2010. We expect to capture $1.5 billion of that by year-end. We’ve made a good start. In the first quarter, we have already realized $293 million of savings. Our leaders are stepping up, they are finding ways to work smarter and leaner. And we’ve already identified overhead cost cuts of 20% across all functional groups, cuts that will be completed in the second quarter. This will generate $400 million in annual cost savings that will be in place by year-end 2010. We’ve found a wide area of different ways to cut, from reducing consultants to over 75%; to suspending our 401(k) match, resulting in a $25 million savings and many many other things. We’re making major headcount reductions across all staff functions. In the first quarter, we already saved $110 million just from overhead cuts alone.

In the recent years, we’ve made several major investments. Let me just mention Iceland, Juruti, Sao Luis and Fastener acquisitions. These investments enable us to lower our cost base in our upstream primary businesses and increase our presence in the most profitable downstream market, fasteners. This is one of the reasons why I’m so confident that we will come out stronger when the economy recovers. Now, we can operate from an extended period at reduced CapEx level without sacrificing our future. As you can see, we are able to dramatically improve our CapEx this year and next. In the first quarter, capital expenditures were $458* million and we’re tracking on to meet our 2009 target.

Working capital is an opportunity area. While our overall working capital efficiency compares favorably to peers and we have made good progress in the past year, we will continue to do better, particularly with respect to inventory. We are confident we will meet our goal of reducing working capital in 2009. Against a target of $800 million, we have already generated $290 million from working capital in the first quarter. On January 6, we announced per ton cost reduction targets of 25% based on third quarter ‘08 levels. And as you can see, we surpassed those targets significantly in both aluminum and alumina. And by the end of 2009, we expect our costs per ton to be down another 5% in alumina and 10% in aluminum. For a total reduction of 38% in alumina and 40% in aluminum. And once we bring Juruti and Sao Luis online this summer, we’ll move further down the cost curve from the 30’s percentile to the mid 20’s percentile on the alumina side.

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* First quarter 2009 capital expenditures were $471 million, as shown in Exhibit 99.2

Apr. 07. 2009 / 5:00PM, AA - Q1 2009 ALCOA Inc Earnings Conference Call

All the major growth investments in Russia are completed. We have made considerable progress to get the Russian operations on track. Cash from operations has substantially improved. Let me add another element here. In the downturn, not all is about cost cutting. In our downstream businesses, we are rapidly pulling forward innovative new products and beaten the competition while they are struggling through the downturn. I’ll just give you three examples from the many new products that are gaining market share for Alcoa.

Let’s start with this wheel. This is the wheel that we just introduced. It shows the power of aluminum over steel. 45% lighter, five times stronger, 10% better tire wear and 5% fuel savings. And it is six times brighter than our competitors’ aluminum wheel. We are so confident of the benefits of this wheel, that we created an online calculator. This allows us to help customers to see their return on investment and fuel to emissions reduction for their specific fleet. In my words, “It looks good on your truck and feels good in your pocket.”

Go to the next one. Here is a fastener innovation that is making a big impact. In early tests, it delivers our customers a 14% installation cost reduction and has great potential for the growing wind and solar energy industry. And last but not least, here is the third example, another innovation that shows the power of aluminum over steel. This mold block can be machined eight times faster than steel and saves 30% versus steel. It has a 40% faster cycle time and a faster time to market through this. Even when times are tough, we use innovation to give our Company another competitive edge.

We’ve heard a lot what we are doing but let’s close with the perspective on the industry. There’s a lot near term, as well as long term catalysts that improve the industry attractiveness. Near term, the discipline in China to stay self-sufficient for short-term supply opportunities. Further curtailments already announced and capacity coming off line. Excessive customer destocking cannot continue at the current pace. Many stimulus programs around the world offer opportunities that can best be met by aluminum, particularly in improving energy efficiency in the transportation sector, new building and construction and transmission lines for the grid like in the US.

And on a long term, aluminum has a bright future. Increasing consumer applications, bottles, iPods, laptops, digital book, all drawing on style, lightweight, recyclability and durability features. The key megatrends will drive aluminum demand. Global population growth, particularly in the developing world will create demand for many aluminum applications. Urbanization will have a dramatic impact on building and construction of mass transit to major sectors for aluminum. Environmental concerns impact all markets, where aluminum is lightweight and recyclability characteristics are vital. You can expect to see a major transition from steel to aluminum as a result.

So, let me sum it up. I’ve shown you a number of reasons why I think Alcoa will weather this crisis and end up stronger when the economy recovers. Well, with that, I’ll be happy to answer your questions.

+++ q-and-a

Operator

(Operator Instructions)

Elizabeth Besen - ALCOA Inc - Director IR

Operator, we can take the first question now.

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Apr. 07. 2009 / 5:00PM, AA - Q1 2009 ALCOA Inc Earnings Conference Call

Operator

Your first question comes from the line of Kuni Chen with Bank of America, Merrill Lynch. Please proceed.

Kuni Chen - BAS-ML - Analyst

Hi, good afternoon, everybody.

Klaus Kleinfeld - ALCOA Inc - President and CEO

Good afternoon, Kuni.

Kuni Chen - BAS-ML - Analyst

Just first off, point of clarification, on the primary metals, the $212 million loss, that would include the benefit from Elkem, correct?

Chuck McLane - ALCOA Inc - EVP and CFO

Correct.

Kuni Chen - BAS-ML - Analyst

So, can you give us just sort of the — does the 30% cost decline, again, include that benefit and what’s sort of the adjusted cost decline, excluding the benefit?

Chuck McLane - ALCOA Inc - EVP and CFO

No, the cost decline does not include that benefit. The benefit is in the ATOI $112 million but a 30% decline does not include that benefit.

Kuni Chen - BAS-ML - Analyst

Okay, all right, thanks. And then just quickly, on China. Page 22 of your presentation shows China in deficit this year but we’re starting to see some reports that capacity over there is gearing up to actually restart. So, can you just talk about kind of your views on that and whether you should be sort of factoring that into your supply view going forward?

Klaus Kleinfeld - ALCOA Inc - President and CEO

Yes, Kuni, I’d be happy to do that. This is not necessarily a contradiction. That’s what I meant when I said, we believe that the phenomenon that we’re currently seeing, the deficit in China is more a short-term phenomenon. And it will actually be, I think, eliminated by a number of facts. One, will be, China is currently importing more scrap than they have ever imported. That’s why you see scrap getting very very rare and more expensive around the world these days. The second thing is, there is also quite a bit of primary metal coming from the West over into China. And the third thing you said already, there is at least rumors and thoughts of some smelters in China to be prepared to get restarted. We believe that at least for the midterm, in the midterm, China will continue to be self-sustaining. And in the longer term, however, we know and Kuni, we had had conversations also on that with you that there is currently going on along the line of China’s five year program, a massive restructuring of the whole aluminum industry. There has been a strategic working group set up by the Chinese to basically go away from the heavy part of the heavy power intense — or energy intense, I have to be more specific, part of the business. And get more into the fabricated side of this. That’s how we see it.

Kuni Chen - BAS-ML - Analyst

Okay. And just one last follow-up. Obviously, if you look at the State Reserve Bureau and what they’ve been doing recently, that’s sort of been propping up the market in China. And if you adjust for that, demand is down pretty sharply. So, are you counting on them continuing to be an active participant in the market?

Klaus Kleinfeld - ALCOA Inc - President and CEO

Well, as I said, we don’t think that the phenomenon that you see here, of China of being at a deficit, is a longer term phenomenon. We believe that you will see the market kind of coming to a balance. And on the short-term, it comes to a balance through those three factors that I just mentioned, scrap, imports, as well as restarts. Restarts, as we all know, takes awhile. And in the longer term, you will see restructuring of the whole industry. And “longer,” apparently means two years or so from today. That’s what

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Apr. 07. 2009 / 5:00PM, AA - Q1 2009 ALCOA Inc Earnings Conference Call

we see happening in China. And the Strategic Reserve, as you mentioned them, most of those ones had a very specific regional component to secure the employment in a regional basis. And was used by the federal government to allow to buffer off certain regional employment imbalances, which basically were supposed to get them through the winter. So we don’t believe we will see that phenomenon happening going forward.

Kuni Chen - BAS-ML - Analyst

Any signs that stimulus actions are starting to take hold in China?

Klaus Kleinfeld - ALCOA Inc - President and CEO

It’s happening already, as we speak. That’s the reason why you see the swing. The stimulus program is 585 billion, it’s about the same size as the original US one, for an economy that’s only 18% the size. So we see the China stimulus program happening and we also saw the curtailments happening. So, this deficit here is more balancing in the industry of those two factors happening at the same time, a huge industry. There are many more people on the line, then.

Kuni Chen - BAS-ML - Analyst

Yes, go ahead.

Klaus Kleinfeld - ALCOA Inc - President and CEO

And we have to move on. Thank you.

Operator

(Operator Instructions) The next question comes from the line of Mark Liinamaa with Morgan Stanley. Please proceed.

Mark Liinamaa - Morgan Stanley - Analyst

Hello.

Klaus Kleinfeld - ALCOA Inc - President and CEO

Mark, hello.

Mark Liinamaa - Morgan Stanley - Analyst

The announced curtailments that you’ve got left to be executed, about 1.6 million tons, how confident are you that that is going to proceed? And where do you think the remaining 1.4 million that you call for is going to come from? If you can give any color on that? And just a follow-up and I won’t ask any more, the Russian facilities showed a good improvement. Do you expect them to be cash flow positive in the next quarter? Thanks.

Klaus Kleinfeld - ALCOA Inc - President and CEO

Right. Mark, in my presentation, we put two slides in there that show the current production level, as well as the curtailment. One time broken down by region and the other time broken down by producer. And you can pretty much, just by yourself, when you look at those what is happening here in the industry. So, that’s what I would say about that. How optimistic am I that those things will be happening? I think we will continue to see adjustments being made. And I think, particularly, when you look at a place like Russia and that’s probably my last remark on this, you have a situation there, I believe, where there are some political factors. Like we just discussed was a different aspect in China of employment. Is many of our smelters, if not all of them, are in regions where there’s pretty much nothing else, very remote area. So they are an anchor tenant, so to say, for regional employment. And when you look at the announcements there, it makes me feel like when spring time comes and there are new opportunities or different fields of shifting employment into farming, forestry, building and construction. I would assume that it might be easier, for political reasons, also to then execute on the curtailment and probably even do more. That would be my take.

Mark Liinamaa - Morgan Stanley - Analyst

Now am I reading this slide right though? The numbers you say add up to the 1.6 million tons that’s been announced but not implemented. But then at the bottom of slide 22, you say; to get balance, we need to see essentially another 1.4 million tons of curtailment, that haven’t been announced by anybody. Correct?

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Apr. 07. 2009 / 5:00PM, AA - Q1 2009 ALCOA Inc Earnings Conference Call

Klaus Kleinfeld - ALCOA Inc - President and CEO

That’s correct but the logic, Mark, is the same that I just described. It’s absolutely the same. And I think where it’s supposed to come from, I think when you look at those slides that have here in your presentation number 20 and 21 was the next one. Can we see 21? Yes, 20 and 21. I think it gives you a fair bit of an understanding of who has done what and what is the most likely scenario there.

Mark Liinamaa - Morgan Stanley - Analyst

Okay.

Klaus Kleinfeld - ALCOA Inc - President and CEO

Okay. And on Russia, that was your second question on Russia. You saw the improvement that we have been making in Russia. Actually, we now have in place something that we have been working on for such a long time. We truly have a Russian team in place, where the top management team is Russian. They have an excellent turnaround plan, which they’ve put together and they are executing against it. You can see this by many factors, the number of people that get taken out, how quickly that goes. And that’s not easy in a Russian environment, never was easy but it’s certainly not easy in today’s environment. You see it also in the contractual agreements that they are able to achieve with some of their suppliers, which led to an enormous reduction in inventories and working off the inventories. You also see it in some — or you will see it in some of the contracts that we are able to generate on the sales side. So I’m confident that we will be continuing to track along that but it all depends on how the Russian environment will be. Russia has not been — I hate those negative sentences, has been affected by the world economic slump, probably more than Russia originally thought. And actually, more than we originally thought prior to last November or so. But what we are seeing now is that Russia is starting to stabilize and seems to be starting to come out of it. You can track it against a couple of factors. One, is the foreign currency reserves, which are starting to build up again from a significantly lower level in January. Thank you, Mark.

Operator

Your next question comes from the line of Charles Bradford with Bradford Research. Please proceed.

Charles Bradford - Bradford Research - Analyst

Hi, good afternoon. Could you talk a bit about your exposure to some of the bankruptcies and coming bankruptcies? I understand you got hit by $6 million from a little one recently. I assume you have a bad debt reserve but what about if GM or Chrysler were to go?

Klaus Kleinfeld - ALCOA Inc - President and CEO

Okay, well, Chuck, when you started out into that question, I wanted to ask you, “Which bankruptcies are you foreseeing?” But what you’re really asking is, particularly, on the automotive end. First of all, we are actually very, very good at matching our receivables. The default rate, Chuck, if you can dig that up and we can give the default rate, is very low also compared to industry benchmarks. Particularly, as we’ve been able to keep the default rate that low in the current environment. The total exposure to a place like GM is around $4 million. If you add the three, and I’m talking accounts receivable, if you add the top three together, Ford, Chrysler and GM, it’s a total $25 million. So, it’s really not substantial. If you take the total exposure of Alcoa to the automotive industry, you are currently talking about 12% including the business called AEES, which we are in the process to sell. So once we have that executed, it will go down to 7%. And as you are well aware, as you will imagine, that there are some additional risks in there and are giving particular attention to this. Chuck, do you want to add to that?

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Apr. 07. 2009 / 5:00PM, AA - Q1 2009 ALCOA Inc Earnings Conference Call

Chuck McLane - ALCOA Inc - EVP and CFO

Well, go ahead, Chuck.

Charles Bradford - Bradford Research - Analyst

We’re having a little Chuck problem here. My follow-up was going to be on auto parts, which you took care of, I assume. But what about reserves? I assume you have bad debt reserves?

Chuck McLane - ALCOA Inc - EVP and CFO

Yes, we do, but we have them identified on an isolated basis by account, to tell you the truth. We try not to keep big general reserves. So, we’ve looked at those that we deem to be under stress and we’ve set up some appropriate reserves. Time will tell but we manage these on a day-to-day basis. I would give you a couple of stats. Our receivables are only like 2.5 days delinquent, to tell you the truth. And our days are outstanding on receivables, they’ve only moved like two days, even in the current environment, from where we were operating previously. So, I think we’re in pretty good shape on it, Chuck. I don’t have a big concern right now.

Charles Bradford - Bradford Research - Analyst

Thank you very much.

Klaus Kleinfeld - ALCOA Inc - President and CEO

You’re welcome.

Operator

Your next question comes from the line of Brian MacArthur with UBS Securities. Please proceed.

Brian MacArthur - UBS - Analyst

Two unrelated questions. A quick one, the amount that still has to come in from Rio Tinto, is that actually in receivables or is it in this investment below the working capital line?

Chuck McLane - ALCOA Inc - EVP and CFO

It’s in receivables.

Brian MacArthur - UBS - Analyst

Okay. So, that’s included in the full working capital. So when you talk about taking the rest of the working capital down for the $800 million, I assume you’re excluding that $500 million?

Chuck McLane - ALCOA Inc - EVP and CFO

Right. That will be in addition.

Brian MacArthur - UBS - Analyst

Right. So, it will be $800 million, plus $500 million effectively when we’re done?

Chuck McLane - ALCOA Inc - EVP and CFO

That is correct.

Brian MacArthur - UBS - Analyst

Okay. Second question, just on the engineered products, which obviously did pretty well in the quarter, I think I heard you say you had a 41 million benefit in ATOI from productivity gains. Is that right or was that a pre-tax number?

Chuck McLane - ALCOA Inc - EVP and CFO

No, that was an after-tax number on a sequential basis, Brian. You have to look at it. It’s not just the amount. They had a negative just from volume. If you see, their revenue went down 8%. So when you took the volume impact out, you needed the $41 million to get up to the level they’re at now.

Brian MacArthur - UBS - Analyst

Right but if I take the $41 million out, it went from $65 million to $55 million. That still only — is that the way I should think about it? And then, you talk about the next few quarters, rates are going to get worse but you have more offsets. So what I’m getting at, is that benchmark number, is it really only $65 million to $55 million? If we took out the product gains, you would have only been down $10 million from volume and price in the first quarter to fourth quarter?

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Apr. 07. 2009 / 5:00PM, AA - Q1 2009 ALCOA Inc Earnings Conference Call

Chuck McLane - ALCOA Inc - EVP and CFO

I think you’d probably take another $5 million off, probably from $65 million to $50 million. And there were a couple of other nits in that, other than what I listed. So going from $65 million to $50 million on the volume would be appropriate.

Brian MacArthur - UBS - Analyst

So still, if we’re in a very tough environment, you’re sort of saying your run rates maybe if I take $50 million, maybe a little lower for decline but you got some other offset, I’m still running at $200 million you think out of that business going forward? Is that a reasonable type number, at the bottom of the cycle?

Chuck McLane - ALCOA Inc - EVP and CFO

I wouldn’t look at it that way Brian. Number one, the things that they’ve got going on within those businesses right now, is they’ve got some of the new product activity that you saw Klaus go through earlier. We’re making some — we’re improving our market share in a couple of instances. And these productivity improvements that they’ve put in place, as well as the overhead reductions that they’ve got in place, they’re going to stay. I think what you should look at, is that the run rate that they’re at right now will be impacted by how these markets change in the coming quarters. And what happens, particularly, in the aerospace and the IGT markets, those will be the key indicators here.

Operator

Your next question comes from the line of John Redstone with Desjardins Securities. Please proceed.

John Redstone - Desjardins Securities - Analyst

Good evening gentlemen. Two questions. The first one is a very difficult and I’m assuming it’s —.

Chuck McLane - ALCOA Inc - EVP and CFO

John, you’re going to have to speak up.

Klaus Kleinfeld - ALCOA Inc - President and CEO

We can’t hear you.

John Redstone - Desjardins Securities - Analyst

Can you hear me now?

Klaus Kleinfeld - ALCOA Inc - President and CEO

Barely.

John Redstone - Desjardins Securities - Analyst

Can you hear me now?

Klaus Kleinfeld - ALCOA Inc - President and CEO

Yes. That’s better.

John Redstone - Desjardins Securities - Analyst

That’s right. I know, Montreal is a long way away. Look, one of the questions I wanted to ask you is this; When you look at the drop that you’ve seen in your volumes and your orders, your shipments from your customers, it’s a difficult thing to gauge but how much of that drop would you say is mainly because of lack of financing ability for your customers?

Klaus Kleinfeld - ALCOA Inc - President and CEO

That’s a real tough one, John.

John Redstone - Desjardins Securities - Analyst

Yes, I know.

Klaus Kleinfeld - ALCOA Inc - President and CEO

Because in reality, what you’re trying to figure out here is; How much of the LME drop is, so to say, real demand and how much is just because financing is tightening up? And then, you go to kind of second level permutations of it. Where it’s not just the direct financing tightening up but

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Apr. 07. 2009 / 5:00PM, AA - Q1 2009 ALCOA Inc Earnings Conference Call

where people have to literally liquidate because they have to ship collateral. And I don’t think that we would be giving — be able to give you a really good answer to that.

John Redstone - Desjardins Securities - Analyst

I think that last part Klaus, that would probably be a small percent associated with people just trying to stave off — continuing to be able to feed, right? But to your point, I think one thing I would mention is, that most people are in the position that if they have anything in a working capital nature, that can be liquidated in this environment, they’re liquidating it. So when the markets do start to turn, especially in the supply chains that we deal with, our customers and their customers, there’s not going to be enough working capital there to support it. So, I think you’re going to see a pretty reasonable pick up in a short period of time.

Klaus Kleinfeld - ALCOA Inc - President and CEO

And that’s a very good point because, for instance, we saw that the inventories that our supply chain is holding has been driven down to a level, which we believe is absolutely not sustainable. So we are actually seeing that people are looking around and hoping that they will be in the game soon enough when the economy comes back. We’ve seen, for instance, US Metal Service Center year on year inventories decline by 24%. We believe that that’s way beyond normal levels. So at the same time, it has an upside in there. Pretty much, if people start to smell the market bottoming out or coming back, there might be quite a bit of activity starting to come back in. What we are already seeing is, as the financial markets are loosening a little bit and as the LME forward curve is still a very, very nice financial play, we are seeing that there are financial investors like hedge funds, non-warrant finances coming back in and starting to use it as a financial play.

John Redstone - Desjardins Securities - Analyst

Okay. Thank you. That’s very useful, indeed.

Klaus Kleinfeld - ALCOA Inc - President and CEO

Thank you, John.

John Redstone - Desjardins Securities - Analyst

The second question I have relates to your contention that you expect aluminum production to start picking up in China again. If that starts to happen, then you’re going to start to see the bauxite imports increasing again. They were cut by almost 50% in the first two months of the year down to around about 1 million tons, as opposed to 2 million tons. So, my question is, given where the price is right now and the cost of importing bauxite, is it really realistic to expect the Chinese to ramp up production if the price stays where it is?

Klaus Kleinfeld - ALCOA Inc - President and CEO

Well, you also have to see that the Shanghai Metal Exchange has changed? You currently have a premium. I think that was one of the early indicators that showed that China was going into a deficit, when suddenly the Shanghai Metal Exchange price, which has typically been below the LME price, has swung over. And today, you have a premium that’s around $350 to $400 in China. So as long as the metal stays in China, that’s kind of the additional cost that one can digest. But for a Company like Alcoa, obviously, being long in alumina, this, what you are just describing, obviously spells one word called opportunity.

Operator

The next question comes from the line of John Tumazos with

:

Operator

John Tumazos Very Independent Research. Please proceed.

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Apr. 07. 2009 / 5:00PM, AA - Q1 2009 ALCOA Inc Earnings Conference Call

John Tumazos - Very Independent Research, LLC - Analyst

Two questions, if I may, please.

Klaus Kleinfeld - ALCOA Inc - President and CEO

John, can you also speak up a little bit, please?

John Tumazos - Very Independent Research, LLC - Analyst

Certainly. Do you admire the transaction a couple years ago in which Alcan spun off Novelis, with maybe $3 billion or so of liabilities, as a potential mechanism to delever, first? And second, there have been a large flow of direct deliveries to the LME warehouse in Detroit. And of course, there’s two big players in the aluminum production side. Is Alcoa the producer delivering into the LME warehouse in Detroit?

Klaus Kleinfeld - ALCOA Inc - President and CEO

Well, let me give an answer to the first one. John, hindsight, things are always easier to judge. Right? And I could equally ask a question back and have two points in time to answer that. Let’s say, we had a discussion in June last year, how smart it was for one of our competitors to buy Alcan at a price of $101 for $44 billion. And the answer that we both would have probably agreed on in June last year, it would be substantially different to the answer that we would be giving now. And I think the point there is, that you basically sell high and buy low. That’s the whole story of the game. And if you are smart enough to find an uptick in the cycle and get a great deal, I think the answer from both of us would be, that’s probably a smart thing to do. And on the LME warehouse in Detroit, I—.

Chuck McLane - ALCOA Inc - EVP and CFO

The LME is a big customer of ours but we’re not going to identify which warehouse it is going into.

Klaus Kleinfeld - ALCOA Inc - President and CEO

However, if anybody wants to buy additional aluminum from us, we are always open for business. That’s also clear.

John Tumazos - Very Independent Research, LLC - Analyst

Thank you.

Operator

Your next question comes from the line of Tony Rizzuto with Dahlman Rose. Please proceed.

Tony Rizzuto - Dahlman Rose - Analyst

Thanks very much. Can you hear me all right, Klaus?

Klaus Kleinfeld - ALCOA Inc - President and CEO

Yes, thank you, Tony.

Chuck McLane - ALCOA Inc - EVP and CFO

Tony, how are you?

Tony Rizzuto - Dahlman Rose - Analyst

Hi, Chuck, how are you? I’ve got a question. I just wanted to follow-up on the Russian investment, it’s good to see you turning the corner there. And I’m just wondering, how much have you guys invested in total in Russia? Have you ever disclosed that?

Klaus Kleinfeld - ALCOA Inc - President and CEO

I would say roughly $800 million, something in that magnitude.

Tony Rizzuto - Dahlman Rose - Analyst

Okay.

Klaus Kleinfeld - ALCOA Inc - President and CEO

This includes pretty much everything. If you look at the purchase price and all of the additional investments that we’ve made up to now, I think a little bit, it’s probably even above $800 million but around that number.

Tony Rizzuto - Dahlman Rose - Analyst

All right. It’s very good to see that it looks like you’re turning the corner there. I’ve been hearing through some of my trade sources that, in terms of product focus that, maybe — have you changed your strategy there a

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Apr. 07. 2009 / 5:00PM, AA - Q1 2009 ALCOA Inc Earnings Conference Call

little bit in terms of product focus? Because some of the folks that I speak to in the industry tell me that we’re seeing more material, that is more of the general machining type product that’s coming into this country from Russia. And they indicate to me that it’s coming from your mills over there. Can you confirm that?

Klaus Kleinfeld - ALCOA Inc - President and CEO

Actually, we have not changed our strategy over there. And that’s the uniqueness of the — we bought the assets, mainly not to be an exporter but to cater to the Russian market. And to cater to the Russian market with very unique capabilities. We upgraded the facility in Belaya Kalitva to be able to have aerospace plate and sheet. They’ve been qualified to have that on an international grade. That’s what allowed us to supply the Russian aerospace companies, as well as Western ones. We have — we’re just in the process of finalizing the build of the can sheet, as well as the end and tab line in Samara. There’s no other producer of can sheet and end and tabs in Russia. Unfortunately, the Russian market is a little bit affected also, even the packaging market is a little bit affected by this through various effects but I think all of this are great assets.

We have the biggest presses that the world has in Samara and we have the biggest vertical and the biggest horizontal press there. We can do outstanding unique things for the oil and gas industry, as well as for the Russian defense industry, which was always considered as an important, not only customer, a major asset. And that continues to be our strategy. The last thing that we want to do is export the kind of common products into the West. That’s not what we want to do and that’s certainly not what we are going to do. And on top of it, there’s a tariff barrier from Russia. Export and import from Russia, actually, there’s an additional tariff on that.

Chuck McLane - ALCOA Inc - EVP and CFO

And we have enough common alloy capability right here.

Klaus Kleinfeld - ALCOA Inc - President and CEO

Right here, as well as in Europe. That’s exactly right. We can spare ourselves the additional transport costs. Okay?

Operator

And I’d now like to turn the call over to Mr. Klaus Kleinfeld for closing remarks.

Klaus Kleinfeld - ALCOA Inc - President and CEO

Okay. Well, thank you very much. And as usual, we will love to continue the dialogue here. We’ve had a lot of opportunities in the last quarter and we will continue to work as hard as we can against those targets that we announced. The financial ones are pretty much done and the operational ones continue to be a focus every day. And as I said early on in my remarks to the end markets, there are some signs in the industry, many of our end industries for bottoming out. Let’s hope that that also happens, so we can all enjoy a prettier, better time. And a time when Alcoa continues to have an even better cost position and at the same time, be able to bring out more innovative, great products going forward. Thank you very much. Have a good one.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.

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